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                          February 25, 2022

       Ken Minor
       Chief Financial Officer
       Sonic Foundry, Inc.
       222 West Washington Avenue
       Madison, WI 53703

                                                        Re: Sonic Foundry, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 17,
2022
                                                            File No. 333-262816

       Dear Mr. Minor:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing